UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 11, 2024
Date of Report (Date of earliest event reported)

8x8, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38312	77-0142404
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
675 Creekside Way
Campbell, CA 95008
(Address of principal executive offices including zip code)
(408) 727-1885
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
COMMON STOCK, PAR VALUE $0.001 PER SHARE	EGHT	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.   Entry into a Material Definitive Agreement.

On July 11, 2024, 8x8, Inc. (the “Company”) entered into a new term loan credit agreement with Wells Fargo Bank, National Association, as administrative agent, and the lenders thereto (the “Credit Agreement”). The Credit Agreement establishes a delayed draw term loan facility in an aggregate principal amount of up to $200 million maturing on August 15, 2027. As of July 15, 2024, the delayed draw term loan remains undrawn.

Loans made under the delayed draw term loan facility will bear interest at an annual rate equal to Term SOFR, plus a margin of either 2.50%, 2.75% or 3.00% based on the consolidated total net leverage ratio of the Company and its subsidiaries. Principal repayments of $22.5 million in fiscal year 2025, $37.5 million in fiscal year 2026, and $47.5 million in fiscal year 2027 are required, and the remaining $92.5 million principal is due before or upon maturity in fiscal 2028.

The obligations under the Credit Agreement will be guaranteed by the Company’s wholly-owned subsidiaries, subject to certain customary exceptions, and, concurrent with any borrowing of delayed draw term loans under the Credit Agreement, will be secured by a perfected security interest in substantially all of the Company’s tangible and intangible assets, as well as substantially all of the tangible and intangible assets of the guarantors.

Mandatory prepayments of the delayed draw term loan facility are required to be made upon the occurrence of certain events, including, without limitation, (i) sales of certain assets, (ii) receipt of certain casualty and condemnation awards proceeds, and (iii) the incurrence of non-permitted indebtedness, subject to certain thresholds and reinvestment rights. Voluntary prepayments are permitted at any time, subject to certain customary break funding payments.

The Credit Agreement contains a consolidated interest coverage ratio financial covenant, a maximum consolidated total net leverage ratio financial covenant and a maximum consolidated secured leverage ratio financial covenant and contains affirmative and negative covenants customary for transactions of this type, including limitations with respect to share repurchases, indebtedness, liens, investments, dividends, disposition of assets, change in business, and transactions with affiliates.

The funding of loans under the Credit Agreement is expected to occur in August, 2024, subject to customary closing conditions. The Company intends to use the proceeds of the delayed draw term loan facility, plus $25 million from existing cash balances, to fund the prepayment of the entire $225 million principal outstanding under the Term Loan Credit Agreement, dated as of August 3, 2022, by and among the Company, Wilmington Savings Fund Society, FSB, as administrative agent, and certain affiliates of Francisco Partners as lenders.

The description of the Credit Agreement is qualified in its entirety by reference to the full and complete terms of the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

A copy of the press release issued in connection with the Credit Agreement is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits
(d) Exhibits.

Exhibit	Description
10.1	Term Loan Credit Agreement, dated as of July 11, 2024, by and among 8x8, Inc., Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto.
99.1	Press release dated July 15, 2024, of 8x8, Inc.
104	Cover Page Interactive Data File, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 15, 2024

8x8, Inc.

By:	/s/ LAURENCE DENNY
Laurence Denny
Chief Legal Officer